UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):   August 13, 2025

Solitron Devices, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-04978	22-1684144
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

901 Sansburys Way, West Palm Beach, Florida	33411
(Address of Principal Executive Offices)	(Zip Code)

(561) 848-4311
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August XX, 2025, the Company updated their employment agreement with Mr. Mark Matson, the Company's President and Chief Operating Officer, which was originally effective as of February 27, 2018 (the “Employment Agreement”). Pursuant to the revised Employment Agreement, Mr. Matson will serve as President and Chief Operating Officer of the Company for a term of three years with automatic one-year renewal periods unless either party gives written notice of such party's election not to renew the Employment Agreement at least 120 days prior to the end of the term.

Under the terms of the revised Employment Agreement, Mr. Matson’s annual base salary is $450,000, which may be increased as determined by the Compensation Committee or Board of Directors. Mr. Matson will also have the right to purchase up to 50,000 shares of Company common stock at a share price of $14.50 for a period of ninety days after the Effective Date of this Agreement and the right to buy up to 5,000 shares within 30 days after the end of each fiscal quarter based on the weighted average share price during the quarter. The Company has included a bonus plan for Mr. Matson which provides for a percentage of the pre-tax profits or after-tax profits, depending on whether the Company’s net operating losses are available or have been used, based on the following schedule: up to $3 million: 0%; $3 million to $4 million: 4%; $4 million to $5 million: 5%; $5 million to $6 million: 6%; greater than $6 million: 7%. Mr. Matson will continue to receive the same benefits as per the original Employment Agreement, with the exception of the use of a Company apartment or house.

In the event of a termination by the Company without cause (as defined in the Employment Agreement), which includes a non-renewal by the Company, Mr. Matson will be entitled to severance in the amount of two times his base salary and reimbursement for the monthly COBRA premium for a 36-month period.

The above summary of the Employment Agreement for Mr. Matson is qualified in its entirety by reference to the Employment Agreement filed herewith as Exhibit 10.1 and incorporated herein by reference.

The Company also awarded Mr. Matson a discretionary cash bonus of $25,000 and a grant of 2,000 shares of common stock from the Solitron Devices, Inc. 2019 Stock Incentive Plan (the “Plan”) that are immediately vested pursuant to the Plan.

Other Compensatory Arrangements

On August 13, 2025, the Company awarded Mr. Tim Eriksen, the Company’s Chief Executive Officer, a grant of 2,000 shares of common stock that are immediately vested pursuant to the Plan.

On August 13, 2025, the Company modified the compensation of Ms. Carolyn Campbell, the Company’s Chief Financial Officer. Ms. Campbell’s annual base salary was increased to $200,000. The Company also awarded Ms. Campbell a discretionary cash bonus of $10,000 and a grant of 2,000 shares of common stock that are immediately vested pursuant to the Plan.

Additionally, on August 13, 2025, the Company awarded each non-employee director a grant of 2,000 shares of common stock that are immediately vested pursuant to the Plan in recognition of the work performed as members of the Board and Committees. The annual fees for service as a non-employee Board member, Chairman of the Board, and Chairman of the Audit Committee, Compensation Committee and Nominating Committee remains the same pursuant to the director compensation program most recently updated in 2024.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement dated August 13, 2025 by and between Solitron Devices, Inc. and Mark Matson
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLITRON DEVICES, INC.

August 14, 2025	By:	/s/ Tim Eriksen
Tim Eriksen
Chief Executive Officer